Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TOMPKINS FINANCIAL CORPORATION,

TMP MERGECO. INC.,

AND

VIST FINANCIAL CORP.

ARTICLE I.
CERTAIN DEFINITIONS		1
1.1.	Certain Definitions	1
ARTICLE II.
THE MERGER		9
2.1.	Merger	9
2.2.	Effective Time	10
2.3.	Certificate of Incorporation and Bylaws	10
2.4.	Directors and Officers of Surviving Corporation	10
2.5.	Effects of the Merger	10
2.6.	Tax Consequences	10
2.7.	Possible Alternative Structures	11
ARTICLE III.
CONVERSION OF SHARES		11
3.1.	Conversion of VIST Common Stock; Merger Consideration	11
3.2.	Procedures for Exchange of VIST Common Stock	13
3.3.	Treatment of Preferred Stock and Warrant	14
3.4.	Treatment of VIST Stock Options	15
3.5.	Reservation of Shares	16
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF VIST		16
4.1.	Organization	16
4.2.	Capitalization	17
4.3.	Authority; No Violation	18
4.4.	Consents	18
4.5.	Financial Statements	19
4.6.	Taxes	20
4.7.	No Material Adverse Effect	21
4.8.	Material Contracts; Leases; Defaults	21
4.9.	Ownership of Property; Insurance Coverage	23
4.10.	Legal Proceedings	24
4.11.	Compliance With Applicable Law	24
4.12.	Employee Benefit Plans	25
4.13.	Brokers, Finders and Financial Advisors	28
4.14.	Environmental Matters	28
4.15.	Loan Portfolio	29
4.16.	Securities Documents	30
4.17.	Related Party Transactions	31
4.18.	Deposits	31
4.19.	Antitakeover Provisions Inapplicable; Required Vote	31
4.20.	Registration Obligations	31
4.21.	Risk Management Instruments	31
4.22.	Fairness Opinion	32
4.23.	Trust Accounts	32
4.24.	Intellectual Property	32
4.25.	Labor Matters	32

4.26.	VIST Information Supplied	32
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF TOMPKINS		33
5.1.	Organization	33
5.2.	Capitalization	33
5.3.	Authority; No Violation	34
5.4.	Consents	35
5.5.	Financial Statements	35
5.6.	Taxes	37
5.7.	No Material Adverse Effect	37
5.8.	Legal Proceedings	38
5.9.	Compliance with Applicable Law	38
5.10.	Securities Documents	39
5.11.	Required Vote	39
5.12.	Brokers, Finders and Financial Advisors	39
5.13.	Tompkins Common Stock	40
5.14.	Tompkins Information Supplied	40
ARTICLE VI.
COVENANTS OF VIST		40
6.1.	Conduct of Business	40
6.2.	Current Information	44
6.3.	Access to Properties and Records	45
6.4.	Financial and Other Statements	46
6.5.	Maintenance of Insurance	47
6.6.	Disclosure Supplements	47
6.7.	Reasonable Best Efforts	47
6.8.	Failure to Fulfill Conditions	47
6.9.	TARP Purchase	47
6.10.	FDIC Loss Share Agreement	47
6.11.	Statutory Trusts	48
6.12.	Key Persons	48
6.13.	Consents and Approvals of Third Parties	48
6.14.	No Solicitation	48
6.15.	Reserves and Merger-Related Costs	51
6.16.	Board of Directors and Committee Meetings	51
6.17.	Section 16 of Exchange Act	51
6.18.	Termination of VIST Employee Stock Purchase Plan	51
ARTICLE VII.
COVENANTS OF TOMPKINS		52
7.1.	Financial and Other Information	52
7.2.	Consents and Approvals of Third Parties	52
7.3.	All Reasonable Efforts	52
7.4.	Failure to Fulfill Conditions	52
7.5.	Employee Benefits	52
7.6.	Directors and Officers Indemnification and Insurance	53
7.7.	Stock Listing	54

7.8.	Stock and Cash Reserve	54
7.9.	TARP Purchase	55
7.10.	Director and Employee Retention Matters	55
7.11.	Section 16 of Exchange Act	55
7.12.	Coordination of Dividends	55
7.13.	Dividend Reinvestment	56
7.14.	VIST Bank	56
ARTICLE VIII.
REGULATORY AND OTHER MATTERS		56
8.1.	VIST Shareholders Meeting	56
8.2.	Tompkins Shareholders Meeting	56
8.3.	Proxy Statement-Prospectus	56
8.4.	Regulatory Approvals	58
8.5.	Coordination of Dividends	58
ARTICLE IX.
CLOSING CONDITIONS		58
9.1.	Conditions of Each Party’s Obligations under this Agreement	58
9.2.	Conditions to the Obligations of Tompkins under this Agreement	60
9.3.	Conditions to the Obligations of VIST under this Agreement	61
ARTICLE X.
CLOSING		62
10.1.	Time and Place	62
ARTICLE XI.
TERMINATION, AMENDMENT AND WAIVER		62
11.1.	Termination	62
11.2.	Effect of Termination	64
11.3.	Expenses and Damages	64
11.4.	Termination and Expense Reimbursement Fees	64
11.5.	Amendment, Extension and Waiver	65
ARTICLE XII.
MISCELLANEOUS		65
12.1.	Confidentiality	65
12.2.	Public Announcements	66
12.3.	Survival	66
12.4.	Notices	66
12.5.	Parties in Interest	67
12.6.	Complete Agreement	67
12.7.	Counterparts	67
12.8.	Severability	67
12.9.	Governing Law	67
12.10.	Interpretation	68
12.11.	Specific Performance	68
12.12.	Jurisdiction	68

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 25, 2012, by and between Tompkins Financial Corporation, a New York corporation (“Tompkins”), TMP Mergeco. Inc., a New York corporation (“Merger Sub”), and VIST Financial Corp., a Pennsylvania corporation (“VIST”).

WHEREAS, the Board of Directors of each of Tompkins, Merger Sub and VIST (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and,

WHEREAS, in accordance with the terms of this Agreement, VIST will merge with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”); and,

WHEREAS, as a condition to the willingness of Tompkins and Merger Sub to enter into this Agreement, each of the executive officers and directors of VIST has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Tompkins (the “VIST Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of VIST owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the VIST Voting Agreements; and,

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and,

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.1.          Certain Definitions.  As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” has the meaning set forth in Section 6.14.

“Acquisition Transaction” has the meaning set forth in Section 6.14.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement and any amendment hereto.

“Amex” means the NYSE-Amex.

“Average Closing Price” has the meaning set forth in Section 3.1(c).

“Bank Regulator” means any Federal or state banking regulator, including but not limited to the FRB, the FDIC, the NYDFS, and the PA Department.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Certificate” means certificates evidencing shares of VIST Common Stock.

“Charter Documents” has the meaning set forth in Section 4.1(e).

“Claim” has the meaning set forth in Section 7.6.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Cost and Reimbursement Fee” has the meaning set forth in Section 11.4(b) of this Agreement.

“Covered Employees” has the meaning set forth in Section 7.10(c).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” means the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Claims/Liabilities” has the meaning set forth in Section 6.3.

“Environmental Indemnitees” has the meaning set forth in Section 6.3.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means American Stock Transfer & Trust Company, LLC, or such other bank or trust company or other agent designated by Tompkins, and reasonably acceptable to VIST, which shall act as agent for Tompkins in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(c).

“Expense Reimbursement Fee” has the meaning set forth in Section 11.4(b) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FDIC Loss Share Agreement” means that certain Shared-Loss Agreement, dated November 19, 2010, by and among the FDIC as Receiver for Allegiance Bank of North America, and VIST and VIST Bank.

“FHLB” means the Federal Home Loan Bank of New York.

“FRB” means the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of New York.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” has the meaning set forth in Section 4.12(b).

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“IRS” means the United States Internal Revenue Service.

“Key Persons” means those employees and officers of VIST listed on Schedule 6.12.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” means, with respect to Tompkins or VIST, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Tompkins and the Tompkins Subsidiaries taken as a whole, or VIST and the VIST Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either VIST, on the one hand, or Tompkins, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of VIST Subsidiaries for VIST and Tompkins Subsidiaries for Tompkins) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely and disproportionately affects either or both of VIST and Tompkins or their respective Subsidiaries, (f) changes in VIST’s stock price or trading volume, or any failure by VIST to meet internal or published projections, forecasts or revenue or earnings predictions for any period (it being agreed that the facts giving rise or contributing to any such failure may be a Material Adverse Effect), or (g) changes relating to the securities markets in general (including any disruption thereof and any decline in the price of any security or market index).

“Material Contracts” has the meaning set forth in Section 4.8(c).

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.  Notwithstanding the preceding sentence, Materials of Environmental Concern shall not include any naturally occurring substance the presence or occurrence of which is a result of natural processes.

“Maximum Amount” has the meaning set forth in Section 7.6(c).

“Merger” has the meaning set forth in the preamble.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Tompkins Common Stock to be offered to holders of VIST Common Stock in connection with the Merger.

“Merger Sub” means TMP Mergeco. Inc., a New York corporation and a wholly-owned subsidiary of Tompkins.

“Notice of Superior Proposal” has the meaning set forth in Section 6.14(g).

“NYBCL” means the New York Business Corporation Law.

“NYDFS” means the New York Department of Financial Services.

“PA Department” means the Pennsylvania Department of Banking.

“Participation Facilities” has the meaning set forth in Section 4.14.

“PBCL” means the Pennsylvania Business Corporation Law.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Preferred Stock Merger Consideration” has the meaning set forth in Section 3.1(d) hereof.

“Proxy Statement-Prospectus” has the meaning set forth in Section 8.3(a).

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.14.

“Rights” means warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stifel” has the meaning set forth in 4.13.

“Subsidiary” and “Subsidiaries” refer to the subsidiaries of VIST and/or Tompkins.

“Superior Proposal” has the meaning set forth in Section 6.14(d).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Option” has the meaning set forth in 3.4(a).

“TARP” means the Troubled Asset Relief Program of the United States Department of the Treasury.

“TARP Purchase” means the purchase of the VIST Series A Preferred Stock and the warrant issued in connection with the issuance of that Series A Preferred Stock, as contemplated by Section 3.3 of this Agreement.

“TARP Warrants” have the meaning set forth in Section 3.3.

“Termination Date” means December 31, 2012.

“Termination Fee” has the meaning set forth in Section 11.4(b) of this Agreement.

“Tompkins” means Tompkins Financial Corporation, a New York corporation, with its principal executive offices located at The Commons, P.O. Box 460, Ithaca, NY 14851.

“Tompkins Common Stock” means the common stock, par value $0.10 per share, of Tompkins.

“Tompkins Disclosure Schedule” means a written disclosure schedule delivered by Tompkins to VIST specifically referring to the appropriate section of this Agreement.

“Tompkins Financial Statements” means the (i) the audited consolidated statements of condition (including related notes and schedules) of Tompkins and the Tompkins Subsidiaries as of December 31, 2010 and 2009 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Tompkins and the Tompkins Subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, as set forth in Tompkins’s annual report for the year ended December 31, 2010, and (ii) the unaudited interim consolidated financial statements of Tompkins and the Tompkins Subsidiaries as of the end of each calendar quarter following December 31, 2010, and for the periods then ended, as filed by Tompkins in the Tompkins SEC Reports.

“Tompkins Group” has the meaning set forth in Section 6.3.

“Tompkins Regulatory Agreement” has the meaning set forth in Section 5.9(c).

“Tompkins SEC Reports” has the meaning set forth in Section 5.10.

“Tompkins Series A Preferred Stock” has the meaning set forth in Section 3.1(d) hereof.

“Tompkins Stock Benefit Plans” means the Tompkins Financial Corporation 2009 Equity Plan, the Tompkins Trustco. Inc. 2001 Stock Option Plan, the Tompkins Financial Corporation Investment and Stock Ownership Plan, the Tompkins Financial Corporation Employee Stock Ownership Plan, the Tompkins Financial Corporation Defined Contribution Retirement Plan, and the Tompkins Financial Corporation Dividend Reinvestment Account and Stock Purchase Plan.

“Tompkins Shareholders’ Meeting” has the meaning set forth in Section 8.2.

“Tompkins Subsidiary” and “Tompkins Subsidiaries” refer to Merger Sub and to any other corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by Tompkins, except any corporation the stock of which is held in the ordinary course of the lending activities of the Tompkins Subsidiaries.

“Tompkins Subsidiary Banks” means Tompkins Trust Company, the Mahopac National Bank, and the Bank of Castile.

“Treasury Stock” has the meaning set forth in Section 3.1(b).

“Trusts” has the meaning set forth in Section 4.2.

“U.S. Treasury” means the United States Department of Treasury.

“VIST” means VIST Financial Corp., a Pennsylvania corporation, with its principal offices located at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610.

“VIST Bank” means VIST Bank, a Pennsylvania chartered bank and a wholly owned subsidiary of VIST.

“VIST Board” means the Board of Directors of VIST.

“VIST Common Stock” means the common stock, par value $5.00 per share, of VIST.

“VIST Compensation and Benefit Plans” has the meaning set forth in Section 4.12(a).

“VIST Delinquent Loans” means (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are non-accruing, and (iv) net charge-offs from December 31, 2011 through the last business day of the month prior to the Closing Date.

“VIST Disclosure Schedule” means a written disclosure schedule delivered by VIST to Tompkins specifically referring to the appropriate section of this Agreement.

“VIST ERISA Affiliate” has the meaning set forth in Section 4.12(b).

“VIST Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of VIST and the VIST Subsidiaries as of December 31, 2010 and 2009 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of VIST and the VIST Subsidiaries for each of the three years ended December 31, 2010, 2009, and 2008 as set forth in VIST’s annual report for the year ended December 31, 2010, and (ii) the unaudited interim consolidated financial statements of VIST and the VIST Subsidiaries as of the end of each calendar quarter following December 31, 2010 and for the periods then ended, as filed by VIST in the VIST SEC Reports.

“VIST Option Plans” means the 1998 VIST Employee Incentive Plan, the 1998 Independent Directors Stock Option Plan, and the VIST 2007 Equity Incentive Plan.

“VIST Option” means an option to purchase shares of VIST Common Stock granted pursuant to the VIST Option Plans and as set forth in VIST Disclosure Schedule 4.2(a).

“VIST Past Due Loans and Non-Performing Assets” means the aggregate amount of: (i) all loans of VIST with principal and/or interest that are 30-89 days past due and still accruing, (ii) all VIST loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are non-accruing, (iv) net charge-offs after the date of this Agreement, (v) real estate acquired through foreclosure or in lieu of foreclosure, (vi) troubled debt restructures (TDRs), and (vii) loss on sale of loans;  provided, however, that any loan covered by the FDIC Loss Share Agreement shall be excluded from this computation.

“VIST Pension Plan” has the meaning set forth in Section 4.12(b).

“VIST Recommendation” has the meaning set forth in Section 8.1.

“VIST Regulatory Agreement” has the meaning set forth in Section 4.11(c).

“VIST Regulatory Reports” means the Call Reports of VIST Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2010, through the Closing Date, and all Reports filed with the PA Department by VIST from March 31, 2010 through the Closing Date.

“VIST SEC Reports” has the meaning set forth in Section 4.16.

“VIST Series A Preferred Stock” means the Series A, Fixed Rate, Cumulative Perpetual Preferred Stock, par value $0.01 per share and a liquidation preference of $1,000 per share, issued to the U. S. Treasury.

“VIST Shareholders Meeting” has the meaning set forth in Section 8.1.

“VIST Shareholder Approval” has the meaning set forth in Section 9.1(a).

“VIST Subsequent Determination” has the meaning set forth in Section 6.14(g).

“VIST Subsidiary” and “VIST Subsidiaries” refer to any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by VIST or VIST Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of VIST Bank.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II.
THE MERGER

2.1.                              Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time: (a) VIST will be merged with and into Merger Sub, with Merger Sub as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of VIST shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of VIST shall be vested in and assumed by Merger Sub.  As part of the Merger, each share of VIST Common Stock (other than Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.                              Effective Time.  The closing (“Closing”) shall occur no later than the close of business on the fifth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties (the “Closing Date”).  The Merger shall be effected by the filing of a certificate of merger with the New York Secretary of State and the Pennsylvania Department of State on the day of the Closing (the “Closing”), in accordance with the NYBCL and the PBCL.  The “Effective Time” means the date and time upon which the certificate of merger is filed with the New York Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the NYBCL and the PBCL.

2.3.                              Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.                              Directors and Officers of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.                              Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects as set forth in the NYBCL and the PBCL.

2.6.                              Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, none of Tompkins, Merger Sub, VIST nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  Tompkins, Merger Sub and VIST each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1(h), which certificates shall be effective as of the date of such opinion.

2.7.                              Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Tompkins shall be entitled to revise the structure of the Merger, including without limitation, by merging Merger Sub with and into VIST, provided that (i) there are no adverse federal or state income tax or other adverse tax consequences to VIST shareholders as a result of the modification; (ii) the consideration to be paid to the holders of VIST Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise materially adversely affect VIST or the holders of VIST Common Stock.  The parties hereto agree to amend appropriately this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE III.
CONVERSION OF SHARES

3.1.                              Conversion of VIST Common Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of Tompkins, VIST or the holders of any of the shares of VIST Common Stock, the Merger shall be effected in accordance with the following terms:

(a)                                  Each share of Tompkins Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)                                 All shares of VIST Common Stock held in the treasury of VIST (“Treasury Stock”) and each share of VIST Common Stock owned by Tompkins immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c)                                  Subject to the provisions of this Article III, each share of VIST Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive that number of shares of Tompkins Common Stock equal to the Exchange Ratio (as hereinafter defined) (the “Merger Consideration”).  The “Exchange Ratio” shall be the following:

(i)                                     if the Average Closing Price (as defined below) is equal to a price that is not more than $43.98 or not less than $35.98, the Exchange Ratio shall be 0.3127;

(ii)                                  if the Average Closing Price is more than $43.98, the Exchange Ratio shall be 0.2842; and

(iii)                               if the Average Closing Price is less than $35.98, the Exchange Ratio shall be 0.3475.

For purposes of this Agreement, “Average Closing Price” means the average (rounded to the nearest cent) of the closing price of shares of Tompkins Common Stock on Amex as reported by the Wall Street Journal or, if not reported therein, in another mutually agreed upon reporting source, for each of the twenty (20) consecutive trading days ending on the day that is three (3) business days before the date of the VIST Shareholders Meeting.

(d)                                 In the event each issued and outstanding share of the VIST Series A Preferred Stock is not purchased or redeemed prior to or contemporaneous with the Merger, then each share of the VIST Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive, one share (the “Preferred Stock Merger Consideration”) of the Tompkins Preferred Stock to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the “Tompkins Series A Preferred Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the VIST Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences and privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the VIST Series A Preferred Stock immediately prior to such conversion, taken as a whole.

(e)                                  In the event Tompkins changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Tompkins Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Tompkins Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.

(f)                                    No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Tompkins Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Tompkins Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Tompkins.  In lieu of the issuance of any such fractional share, Tompkins shall pay to each former holder of VIST Common Stock who otherwise would be entitled to receive a fractional share of Tompkins Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Tompkins Common Stock as reported on Amex for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of VIST Common Stock owned by a VIST shareholder shall be combined so as to calculate the maximum number of whole shares of Tompkins Common Stock issuable to such VIST shareholder.

3.2.                              Procedures for Exchange of VIST Common Stock.

(a)                                  Tompkins to Make Merger Consideration Available.  At or prior to the Effective Time, Tompkins shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of VIST Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of Tompkins Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of VIST Common Stock) (such cash and certificates for shares of Tompkins Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b)                                 Exchange of Certificates.  Tompkins shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the VIST Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall be subject to the approval of VIST (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be affected, and risk of loss and Title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Tompkins Common Stock (if any) to which such former holder of VIST Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Tompkins Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

(c)                                  Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding VIST Common Stock shall have no rights, after the Effective Time, with respect to such VIST Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No dividends or other distributions declared after the Effective Time with respect to Tompkins Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2.  After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Tompkins Common Stock represented by such Certificate.

(d)                                 Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)                                  Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of VIST of the VIST Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of VIST Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

(f)                                    Return of Exchange Fund.  At any time following the twelve (12) month period after the Effective Time, Tompkins shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Tompkins (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither Tompkins nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g)                                 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Tompkins, the posting by such person of a bond in such amount as Tompkins may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h)                                 Withholding.  Tompkins or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of VIST Common Stock such amounts as Tompkins (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Tompkins or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the VIST Common Stock in respect of whom such deduction and withholding were made by Tompkins or the Exchange Agent.

3.3.                              Treatment of Preferred Stock and Warrant.  As soon as practicable following: (i) the receipt of VIST Shareholder Approval and the relevant approval of such transaction by Governmental Entities under applicable laws, and (ii) the agreement by VIST that all conditions to closing have been satisfied or waived (other than the delivery of opinions, certificates and other documents on the Closing Date as provided for herein), and in any event not later than prior to the Closing, Tompkins will fund the purchase by either Tompkins or VIST from the U.S. Treasury of each share of the VIST Series A Preferred Stock issued and outstanding, as well as the warrant to purchase shares of common stock issued to the U.S.Treasury on December 19, 2008 (the TARP Warrants”) in connection with the issuance of the Series A Preferred Stock (the “TARP Purchase”).  The method of funding the TARP Purchase shall be mutually agreed to by Tompkins and VIST, subject to any formal or informal requirements of the U.S. Treasury.  Such VIST Series A Preferred Stock and/or Warrants shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.4.                              Treatment of VIST Stock Options.

(a)                                  VIST Disclosure Schedule 3.4(a) sets forth all of the outstanding VIST stock options (each, a “VIST Stock Option”) as of the date hereof.  Except for those VIST Stock Options listed on VIST Disclosure Schedule 3.4-A (the “Surviving Options”), immediately prior to the Effective Time, each VIST Stock Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by Tompkins as soon as practicable after the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the value of the Merger Consideration as of the day before the Closing Date over the applicable per share exercise price of that option by (ii) the number of shares of VIST Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding.  Subject to the foregoing and to the provisions of 3.4(b), the VIST Stock Option Plans and all VIST Stock Options issued thereunder shall terminate at the Effective Time.  Prior to the Effective Time, VIST shall take such actions as necessary to give effect to the transactions contemplated by this Section 3.4(a), including, without limitation, the provision of any notices or stock option cancellation agreements to holders of VIST Stock Options and the adoption of any necessary amendments to such plans.

(b)                                 At the Effective Time, all Surviving Options which are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into options with the same provisions for vesting and exercise to purchase shares of Tompkins Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of VIST Option Plans):

(i)                                     the number of shares of Tompkins Common Stock to be subject to the Surviving Options shall be equal to the product of the number of shares of VIST Common Stock subject to the VIST Options and the Exchange Ratio, provided that any fractional shares of Tompkins Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

(ii)                                  the exercise price per share of Tompkins Common Stock under the Surviving Options shall be equal to the exercise price per share of VIST Common Stock under the VIST Options divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.  The duration and other terms of the Surviving Options shall be the same as the VIST Options, except that all references to VIST shall be deemed to be references to Tompkins.

(iii)                               Any shares issuable upon exercise of the options to purchase Tompkins Common Stock described above will be shares which have been duly registered under the Securities Act of 1933, as amended.

3.5.                              Reservation of Shares.  Tompkins shall reserve for issuance a sufficient number of shares of the Tompkins Common Stock for the purpose of issuing shares of Tompkins Common Stock to the VIST shareholders in accordance with this Article III.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF VIST

VIST represents and warrants to Tompkins that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as limited by the VIST Disclosure Schedules delivered by VIST to Tompkins on the date hereof.  References to the Knowledge of VIST shall include the Knowledge of VIST Bank.  For purposes of this Article IV, references to “disclosed in the VIST SEC Reports” shall include reports filed prior to the date of this Agreement, insofar as reasonable detail is provided about the specific matter,  but excluding disclosures in exhibits or schedules to VIST SEC Reports, discussions of regulations impacting VIST, and discussions that constitute forward looking statements or risk factors.

4.1.                              Organization.

(a)                                  VIST is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA.  VIST has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b)                                 VIST Bank is a Pennsylvania state charted bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  The deposits of VIST Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by VIST Bank when due.  VIST Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)                                  VIST Disclosure Schedule 4.1(c) sets forth each VIST Subsidiary with true and correct ownership information for each.  Each VIST Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(d)                                 The respective minute books of VIST, VIST Bank and each other VIST Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

(e)                                  Prior to the date of this Agreement, VIST has made available to Tompkins true and correct copies of the articles of incorporation or charter and bylaws of VIST, VIST Bank and each other VIST Subsidiary (collectively, the “Charter Documents”).  None of VIST, VIST Bank or any other VIST Subsidiary is in violation of the provisions of any of its respective Charter Documents.

4.2.                              Capitalization.

(a)                                  The authorized capital stock of VIST consists of (i) 20,000,000 shares of common stock, $5.00 par value per share, of which 6,637,830 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 1,000,000 shares of preferred stock of which 25,000 shares have been designated Series A Preferred Stock and are issued and outstanding, the remaining of which preferred shares remain undesignated.  There are 10,484 shares of VIST Common Stock held by VIST as treasury stock, and no shares of VIST Series A Preferred Stock are held by VIST as treasury stock.  Neither VIST nor any VIST Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of VIST Common Stock, or any other security of VIST or an VIST Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of VIST Common Stock or any other security of VIST or any VIST Subsidiary, other than (i) shares issuable under the VIST Option Plans, (ii) capital securities issued by First Leesport Capital Trust I, Leesport Capital Trust II, and Madison Statutory Trust I (the “Trusts”); (iii) debentures issued by VIST to the Trusts; (iv) the guarantee issued by VIST to the holders of the capital securities issued by the Trusts; (v) the VIST Series A Preferred Stock; and, (vi) the TARP Warrants.  VIST Disclosure Schedule 4.2(a) sets forth: (i) the name of each holder of options to purchase VIST Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held; and (ii) information regarding the number of shares, exercise price and material terms of the TARP Warrants.  The exercise price of each option is no less than the fair market value of a share of VIST Common Stock as determined as of the grant date of such option and within the meaning of Section 409A of the Code.

(b)                                 VIST owns all of the capital stock of VIST Bank, free and clear of any lien or encumbrance.  Except for the VIST Subsidiaries, VIST does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of VIST Subsidiaries, equity interests held by VIST Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of VIST Subsidiaries, including stock in the FHLB.  Either VIST or VIST Bank owns all of the outstanding shares of capital stock of each VIST Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the Trusts, VIST owns 100% of the common securities and less than 100% of the preferred securities.

(c)                                  Except as otherwise disclosed in schedules filed with the SEC prior to the date hereof, to VIST’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of VIST Common Stock.

4.3.                              Authority; No Violation.

(a)                                  VIST has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the VIST Shareholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by VIST and the consummation by VIST of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of VIST, and no other corporate proceedings on the part of VIST, except for the approval of the VIST shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by VIST, and subject to approval by the shareholders of VIST and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Tompkins, constitutes the valid and binding obligation of VIST, enforceable against VIST in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)                                 Subject to receipt of Regulatory Approvals and VIST’s and Tompkins’s compliance with any conditions contained therein, and to the receipt of the VIST Shareholder Approval, (A) the execution and delivery of this Agreement by VIST, (B) the consummation of the transactions contemplated hereby, and (C) compliance by VIST with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of VIST or any VIST Subsidiary or the charter and bylaws of VIST Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to VIST or any VIST Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of VIST or VIST Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which VIST or VIST Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on VIST and the VIST Subsidiaries taken as a whole.

4.4.                              Consents.  Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificates of Merger with the Secretary of State of the State of New York and the Pennsylvania Department of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Tompkins Common Stock to be issued in the Merger on Amex, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Tompkins Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of VIST and Tompkins, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to VIST’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by VIST, and (y) the completion of the Merger by VIST. VIST has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.                              Financial Statements.

(a)                                  VIST has previously made available to Tompkins the VIST Regulatory Reports.  The VIST Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(b)                                 VIST has previously made available to Tompkins the VIST Financial Statements.  The VIST Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of VIST and the VIST Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

(c)                                  At the date of each balance sheet included in the VIST Financial Statements or the VIST Regulatory Reports, neither VIST nor VIST Bank, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such VIST Financial Statements or VIST Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(d)                                 The records, systems, controls, data and information of VIST, VIST Bank and the other VIST Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of VIST, VIST Bank, other VIST Subsidiaries or accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this

Section 4.5(d). VIST (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to VIST, including VIST Bank and the VIST Subsidiaries, is made known to the chief executive officer and the chief financial officer of VIST by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to VIST’s outside auditors and the audit committee of VIST’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect VIST’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in VIST’s internal control over financial reporting. These disclosures (if any) were made in writing by management to VIST’s auditors and audit committee and a copy has previously been made available to Tompkins.  As of the date hereof, to the Knowledge of VIST, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)                                  Since December 31, 2008, (i) none of VIST, VIST Bank and the VIST Subsidiaries nor, to the Knowledge of VIST, any director, officer, employee, auditor, accountant or representative of VIST, VIST Bank or any of the other VIST Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of VIST or any of the VIST Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that VIST, VIST Bank or any of the other VIST Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing VIST, VIST Bank or any of the other VIST Subsidiaries, whether or not employed by VIST or any of the VIST Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by VIST or any of its officers, directors, employees or agents to the Board of Directors of VIST or any committee thereof or to any director or officer of VIST.

(f)                                    ParenteBeard LLC, which has furnished its opinion with respect to the financial statements of VIST and the VIST Subsidiaries (including the notes thereto), is and has been throughout the periods covered by the VIST Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, and (y) “independent” with respect to VIST within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

4.6.                              Taxes.  VIST and the VIST Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  VIST and each VIST Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to VIST and every VIST Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to VIST’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from VIST and any VIST Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. VIST has received no written notice of, and to VIST’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of VIST or any VIST Subsidiary, and no written claim has been made by any authority in a jurisdiction where VIST or any VIST Subsidiary does not file tax returns that VIST or any VIST Subsidiary is subject to taxation in that jurisdiction.  VIST and the VIST Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  VIST and each VIST Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and VIST and each VIST Subsidiary, to VIST’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7.                              No Material Adverse Effect.  Except as may be set forth in VIST Disclosure Schedule 4.7 or as disclosed in the VIST SEC Reports filed prior to the date of this Agreement, since December 31, 2010 there has been no change or development or combination of changes or developments that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VIST.

4.8.                              Material Contracts; Leases; Defaults.

(a)                                  Except as set forth in VIST Disclosure Schedule 4.8 or as disclosed in the VIST SEC Reports filed prior to the date of this Agreement, neither VIST nor any VIST Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of VIST or any VIST Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of VIST or any VIST Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of VIST or any VIST Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by VIST or any VIST Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which VIST or any VIST Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Tompkins or any Tompkins Subsidiary; (vi) any other agreement, written or oral, that obligates VIST or any VIST Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by VIST or any VIST Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)                                 Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in VIST Disclosure Schedule 4.8(b) identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither VIST nor any VIST Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)                                  True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.8(a) and 4.8(b) (“Material Contracts”) have been made available to Tompkins on or before the date hereof, and are in full force and effect on the date hereof and neither VIST nor any VIST Subsidiary (nor, to the Knowledge of VIST, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on VIST Disclosure Schedule 4.8(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)                                 Since December 31, 2008, through and including the date of this Agreement, except as publicly disclosed by VIST in the VIST SEC Reports filed prior to the date of this Agreement, neither VIST nor any VIST Subsidiary has (i) except for (A) normal increases for employees (other than officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2007 (which amounts have been previously made available to Tompkins), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on VIST Disclosure Schedule 4.12(a), as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of VIST Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under VIST Option Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of VIST or any of the VIST Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of VIST or VIST Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.                              Ownership of Property; Insurance Coverage.

(a)                                  VIST and each VIST Subsidiary has good and, as to real property, marketable Title to all material assets and properties owned by VIST or each VIST Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the VIST Regulatory Reports and in the VIST Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an VIST Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the VIST Financial Statements.  VIST and the VIST Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by VIST and VIST Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b)                                 With respect to all material agreements pursuant to which VIST or any VIST Subsidiary has purchased securities subject to an agreement to resell, if any, VIST or such VIST Subsidiary, as the case may be, has a lien or security interest (which to VIST’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)                                  VIST and each VIST Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither VIST nor any VIST Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by VIST or any VIST Subsidiary under such policies (other than with respect to health or disability insurance).  All such insurance is valid and enforceable and in full force and effect, and within the last three years VIST and each VIST Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.  VIST Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by VIST and each VIST Subsidiary as well as the other matters required to be disclosed under this Section 4.9(c).

4.10.                        Legal Proceedings.  Neither VIST nor any VIST Subsidiary is a party to any, and there are no pending or, to VIST’s Knowledge, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against VIST or any VIST Subsidiary, (ii) to which VIST or any VIST Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of VIST or VIST Bank to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on VIST.

4.11.                        Compliance With Applicable Law.

(a)                                  To VIST’s Knowledge, each of VIST and each VIST Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither VIST nor any VIST Subsidiary has received any written notice to the contrary. The Board of Directors of VIST Bank has adopted and VIST Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b)                                 Each of VIST and each VIST Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VIST; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of VIST, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c)                                  Other than those listed on VIST Disclosure Schedule 4.11(c), for the period beginning January 1, 2008, neither VIST nor any VIST Subsidiary has received any written notification or, to VIST’s Knowledge, any other communication from any Bank Regulator (i) asserting that VIST or any VIST Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to VIST or any VIST Subsidiary; (iii) requiring, or threatening to require, VIST or any VIST Subsidiary, or indicating that VIST or any VIST Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of VIST or any VIST Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of VIST or any VIST Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “VIST Regulatory Agreement”).  Neither VIST nor any VIST Subsidiary has consented to or entered into any VIST Regulatory Agreement that is currently in effect or that was in effect since January 1, 2008.  The most recent regulatory rating given to VIST Bank as to compliance with the Community Reinvestment Act is satisfactory or better.

(d)                                 Since January 1, 2008, VIST has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.  VIST Disclosure Schedule 4.11(d) sets forth, as of December 31, 2011, a schedule of all executive officers and directors of VIST who have outstanding loans from VIST, VIST Bank or any other VIST Subsidiary, if any, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.12.                        Employee Benefit Plans.

(a)                                  VIST Disclosure Schedule 4.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by VIST or any VIST Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of VIST or any VIST Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “VIST Compensation and Benefit Plans”).  Neither VIST nor any VIST Subsidiary has any commitment to create any additional VIST Compensation and Benefit Plan or to materially modify, change or renew any existing VIST Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, VIST has made available to Tompkins true and correct copies of the VIST Compensation and Benefit Plans.

(b)                                 Each VIST Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each VIST Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and VIST is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.

(c)                                  There is no material pending or, to the Knowledge of VIST, threatened action, suit or claim relating to any of the VIST Compensation and Benefit Plans (other than routine claims for benefits).  Neither VIST nor any VIST Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any VIST Compensation and Benefit Plan that would reasonably be expected to subject VIST or any VIST Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.  No liability under Title IV of ERISA has been incurred by VIST or any VIST Subsidiary with respect to any VIST Compensation and Benefit Plan which is subject to Title IV of ERISA (“VIST Pension Plan”) currently or formerly maintained by VIST or any entity which is considered one employer with VIST under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “VIST ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to VIST or any VIST ERISA Affiliate of incurring a liability under such Title. No VIST Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each VIST Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such VIST Pension Plan as of the end of the most recent plan year with respect to the respective VIST Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such VIST Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither VIST nor any VIST ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither VIST, nor any VIST ERISA Affiliate, nor any VIST Compensation and Benefit Plan, including any VIST Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which VIST, any VIST ERISA Affiliate, and any VIST Compensation and Benefit Plan, including any VIST Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

(d)                                 All material contributions required to be made under the terms of any VIST Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on VIST’s consolidated financial statements to the extent required by GAAP.  VIST and each VIST Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable VIST Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e)                                  Neither VIST nor any VIST Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or, except as set forth in VIST Disclosure Schedule 4.12(e), any retiree death benefits under any VIST Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by VIST or any VIST Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in VIST Disclosure Schedule 4.12(e).

(f)                                    VIST and the VIST Subsidiaries do not maintain any VIST Compensation and Benefit Plans covering employees who are not United States residents.

(g)                                 With respect to each VIST Compensation and Benefit Plan, if applicable, VIST has provided or made available to Tompkins copies of the: (A) trust instruments and insurance contracts; (B) three most recent Forms 5500 filed with the IRS; (C) three most recent actuarial reports and financial statements, if any; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and, to the extent applicable, (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of the VIST Pension Plan.

(h)                                 Except as provided in VIST Disclosure Schedule 4.12(h), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any VIST Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any VIST Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of VIST or any VIST Subsidiary to any actual or deemed payment (or benefit) which could constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code).

(i)                                     Neither VIST nor any VIST Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become nondeductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(j)                                     All deferred compensation plans, programs or arrangements are in material compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

(k)                                  Except as provided in VIST Disclosure Schedule 4.12(k), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the VIST Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

(l)                                     VIST Disclosure Schedule 4.12(l) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of VIST Bank or VIST, their title and rate of salary, and their date of hire.

4.13.                        Brokers, Finders and Financial Advisors.  Neither VIST nor any VIST Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Stifel, Nicolaus & Company, Incorporated (“Stifel”) by VIST and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Stifel, setting forth the fee payable to Stifel for its services rendered to VIST in connection with the Merger and transactions contemplated by this Agreement, is attached to VIST Disclosure Schedule 4.13.

4.14.                        Environmental Matters.  With respect to VIST and each VIST Subsidiary:

(a)                                  To the Knowledge of VIST, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by VIST or any VIST Subsidiary (including Participation Facilities (as defined below) during the period of VIST’s or any VIST Subsidiary’s participation in management, including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon VIST or any VIST Subsidiary.  To the Knowledge of VIST, no condition has existed or event has occurred with respect to any of them or any such property, during the period of such ownership or operation or participation in management by VIST or any VIST Subsidiary that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to VIST or any VIST Subsidiary by reason of any Environmental Laws.  Neither VIST nor any VIST Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that VIST or any VIST Subsidiary are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon VIST or any VIST Subsidiary;

(b)                                 There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to VIST’s Knowledge, threatened, before any court, governmental agency or other forum against VIST or any VIST Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by VIST or any VIST Subsidiary;

(c)                                  To VIST’s Knowledge, there are no underground storage tanks on, in or under any properties currently owned or operated by VIST or any of the VIST Subsidiaries, and to VIST’s Knowledge, no underground storage tanks have been closed or removed by VIST or any VIST Subsidiary from any properties owned or operated by VIST or any of the VIST Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and

(d)                                 “Participation Facility” means any facility in which VIST or the VIST Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15.                        Loan Portfolio.

(a)                                  The allowance for loan losses reflected in VIST’s audited consolidated balance sheet at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets in VIST’s SEC Reports for periods ending after December 31, 2010 was, adequate, as of the date thereof, under GAAP.

(b)                                 VIST Disclosure Schedule 4.15(b) sets forth a listing, as of December 31, 2011, by account, of: (A) all loans (including loan participations) of VIST Bank or any other VIST Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of VIST Bank or any other VIST Subsidiary which have been terminated by VIST Bank or any other VIST Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified VIST Bank or any other VIST Subsidiary during the past twelve months of, or has asserted against VIST Bank or any other VIST Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of VIST Bank, each borrower, customer or other party which has given VIST Bank or any other VIST Subsidiary any oral notification of, or orally asserted to or against VIST Bank or any other VIST Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, and (E) all assets classified by VIST Bank or any VIST Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  VIST Disclosure Schedule 4.15(b) may exclude any individual loan with a principal outstanding balance of less than $50,000.

(c)                                  All loans receivable (including discounts) and accrued interest entered on the books of VIST and the VIST Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of VIST’s or the appropriate VIST Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  To the Knowledge of VIST, the loans, discounts and the accrued interest reflected on the books of VIST and the VIST Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by VIST or the appropriate VIST Subsidiary free and clear of any liens.

(d)                                 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.                        Securities Documents.

(a)                                  VIST has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since January 1, 2009 (the “VIST SEC Reports”).  As of their respective dates of filing with the SEC (or, if amended, restated or superseded by a subsequent filing prior to the date hereof, as of the date of each amended, restated or subsequent filing), the VIST SEC Reports complied, in all materials respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the VIST SEC Reports.  No executive officer of VIST has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and, to the knowledge of VIST, no enforcement action has been initiated against VIST by the SEC relating to disclosures in any VIST SEC Report.

(b)                                 VIST and each of the VIST Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Governmental Entity in the regular course of the business of VIST and the VIST Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of VIST, threatened an investigation into the business or operations of VIST or any of the VIST Subsidiaries since January 1, 2009.

4.17.                        Related Party Transactions.  Except set forth in VIST Disclosure Schedule 4.17 or in the VIST SEC Reports filed prior to the date of this Agreement, neither VIST nor any VIST Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of VIST.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act).  No loan or credit accommodation to any Affiliate of VIST or any VIST Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither VIST nor any VIST Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by VIST is inappropriate.

4.18.                        Deposits.  As of the date of this Agreement, none of the deposits of VIST, VIST Bank or any other VIST Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19.                        Antitakeover Provisions Inapplicable; Required Vote.  VIST, to the extent such statute is applicable, has taken all action (including appropriate approvals of the Board of Directors of VIST) necessary to be taken by it in order to exempt the Merger, the Merger Agreement and the transactions contemplated hereby from Chapter 25 of the PBCL.  The affirmative vote of at least seventy percent (70%) of the issued and outstanding shares of VIST Common Stock is required to approve this Agreement and the Merger under VIST’s articles of incorporation.  VIST shareholders do not have dissenters rights with respect to the Merger under the PBCL.

4.20.                        Registration Obligations.  Neither VIST nor any VIST Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21.                        Risk Management Instruments.  All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for VIST’s own account, or for the account of one or more of VIST’s Subsidiaries or their customers (all of which are set forth in VIST Disclosure Schedule 4.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of VIST, with counterparties believed to be financially responsible at the time; and to VIST’s Knowledge each of them constitutes the valid and legally binding obligation of VIST or one of the VIST Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither VIST nor any VIST Subsidiary, nor, to the Knowledge of VIST,

any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.22.                        Fairness Opinion.  VIST has received a written opinion from Stifel to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the common shareholders of VIST pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.                        Trust Accounts.  VIST Bank and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither VIST Bank nor any other VIST Subsidiary, and to the Knowledge of VIST, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.24.                        Intellectual Property.  VIST and each VIST Subsidiary owns or, to VIST’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of VIST’s or each of VIST’s Subsidiaries’ business, and neither VIST nor any VIST Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. VIST and each VIST Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of VIST, the conduct of the business of VIST and each VIST Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25.                        Labor Matters.  There are no labor or collective bargaining agreements to which VIST or any VIST Subsidiary is a party.  To the Knowledge of VIST, there is no union organizing effort pending or to the Knowledge of VIST, threatened against VIST or any VIST Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of VIST, threatened against VIST or any VIST Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of VIST, threatened against VIST or any VIST Subsidiary (other than routine employee grievances that are not related to union employees).  VIST and each VIST Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.26.                        VIST Information Supplied.  The information relating to VIST, VIST Bank and any other VIST Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF TOMPKINS

Tompkins and Merger Sub, jointly and several, represent and warrant to VIST that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the Tompkins Disclosure Schedules delivered by Tompkins to VIST on the date hereof.  For purposes of this Article V, references to “disclosed in the Tompkins SEC Reports” shall include reports filed prior to the date of this Agreement, insofar as reasonable detail is provided about the specific matter, but excluding disclosures in exhibits or schedules to Tompkins SEC Reports, discussions of regulations impacting Tompkins, and discussions that constitute forward looking statements or risk factors.:

5.1.                              Organization.

(a)                                  Tompkins is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a bank holding company under the BHCA.  Tompkins has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b)                                 The Tompkins Subsidiary Banks are duly organized and validly existing under the laws of their respective jurisdictions.  The deposits of the Tompkins Subsidiary Banks are insured to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by the Tompkins Subsidiary Banks when due.

(c)                                  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Merger Sub has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.                              Capitalization.

(a)                                  The authorized capital stock of Tompkins consists of (i) 25,000,000 shares of common stock, $0.10 par value, of which 11,158,796 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) 3,000,000 shares of series preferred stock, par value $0.01 per share, none of which shares are issued or outstanding.  There are 92,800 shares of Tompkins Common Stock held by Tompkins as treasury stock.  Except with respect to shares of common stock issuable in exchange for outstanding trust preferred securities of Tompkins Capital Trust I, neither Tompkins nor any Tompkins Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Tompkins Common Stock, or any other security of Tompkins or any securities representing the right to vote, purchase or otherwise receive any shares of Tompkins Common Stock or any other security of Tompkins, other than shares issuable under the Tompkins Stock Benefit Plans.

(b)                                 The authorized capital stock of Merger Sub consists of (i) 1,000 shares of common stock, $1.00 par value (the “Merger Sub Common Stock”), of which 100 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights.  There are no shares of Merger Sub Common Stock held as treasury stock.

(c)                                  Except as otherwise disclosed in schedules filed with the SEC, to the Knowledge of Tompkins and Merger Sub, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Tompkins Common Stock.

5.3.                              Authority; No Violation.

(a)                                  Tompkins has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of its shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Tompkins and the completion by Tompkins of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Tompkins, and, except for the approval of its shareholders, no other corporate proceedings on the part of Tompkins, are necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Tompkins, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by VIST, constitutes the valid and binding obligations of Tompkins, enforceable against Tompkins in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)                                 Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of its shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Merger Sub and the completion by Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Merger Sub, and, except for the approval of its sole shareholder, no other corporate proceedings on the part of Merger Sub, are necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Merger Sub, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by VIST, constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(c)                                  Subject to receipt of Regulatory Approvals and VIST’s, Tompkins’, and Merger Sub’s compliance with any conditions contained therein, and to receipt of the approval of

Tompkins’s shareholders, (A) the execution and delivery of this Agreement by Tompkins and Merger Sub, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Tompkins and Merger Sub with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Tompkins or any Tompkins Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Tompkins or any Tompkins Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Tompkins or any Tompkins Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Tompkins or Merger Sub.

5.4.                              Consents.  Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of New York, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Tompkins Common Stock to be issued in the Merger on Amex, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Tompkins Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of VIST and Tompkins, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Tompkins’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Tompkins, and (y) the completion of the Merger. Tompkins and Merger Sub have no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received or will be received with any condition or requirements which would prevent the fulfillment of the condition set forth in Section 9.1(e).

5.5.                              Financial Statements.

(a)                                              Tompkins has previously made available to VIST the Tompkins Regulatory Reports.  The Tompkins Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(b)                                 Tompkins has previously made available to VIST the Tompkins Financial Statements.  The Tompkins Financial Statements have been prepared in accordance with GAAP,

and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Tompkins and the Tompkins Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

(c)                                  At the date of each balance sheet included in the Tompkins Financial Statements, Tompkins did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Tompkins Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(d)                                 The records, systems, controls, data and information of Tompkins and Tompkins Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Tompkins or Tompkins Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d). Tompkins (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Tompkins, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Tompkins by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Tompkins’s outside auditors and the audit committee of Tompkins’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Tompkins’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Tompkins’s internal control over financial reporting. As of the date hereof, to the knowledge of Tompkins, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)                                  Since December 31, 2008, (i) none of Tompkins and the Tompkins Subsidiaries nor, to the Knowledge of Tompkins, any director, officer, employee, auditor, accountant or representative of Tompkins or any of the other Tompkins Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Tompkins or any of the Tompkins Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Tompkins or any of the Tompkins Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Tompkins or any of the Tompkins Subsidiaries, whether or not employed by Tompkins or any of the Tompkins Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Tompkins or any of its officers, directors, employees or agents to the Board of Directors of Tompkins or any committee thereof or to any director or officer of Tompkins.

(f)                                    KPMG LLP, which has furnished its opinion with respect to the financial statements of Tompkins and the Tompkins Subsidiaries (including the notes thereto), is and has been throughout the periods covered by the Tompkins Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, and (y) “independent” with respect to Tompkins within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

5.6.                              Taxes.  Tompkins and the Tompkins Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  Tompkins and each Tompkins Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to Tompkins and each Tompkins Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Tompkins, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Tompkins and any Tompkins Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, Tompkins has received no written notice of, and to Tompkins’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Tompkins or any Tompkins Subsidiary, and no written claim has been made by any authority in a jurisdiction where Tompkins or any Tompkins Subsidiary does not file tax returns that Tompkins or any Tompkins Subsidiary is subject to taxation in that jurisdiction.  Tompkins and the Tompkins Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  Tompkins and each Tompkins Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Tompkins and each Tompkins Subsidiary, to the Knowledge of Tompkins, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.                              No Material Adverse Effect.  Except as disclosed in the Tompkins SEC Reports filed prior to the date of this Agreement, since December 30, 2010 there has been no change or development or combination of changes or developments that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Tompkins or Merger Sub.

5.8.                              Legal Proceedings.  Neither Tompkins nor any Tompkins Subsidiary is a party to any, and there are no pending or, to the Knowledge of Tompkins, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Tompkins or any Tompkins Subsidiary, (ii) to which Tompkins or any Tompkins Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Tompkins or Merger Sub to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.9.                              Compliance with Applicable Law.

(a)                                  To the Knowledge of Tompkins, each of Tompkins and each Tompkins Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Tompkins nor any Tompkins Subsidiary has received any written notice to the contrary.

(b)                                 Each of Tompkins and each Tompkins Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Tompkins, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c)                                  For the period beginning January 1, 2008, neither Tompkins nor any Tompkins Subsidiary has received any written notification or, to the Knowledge of Tompkins, any other communication from any Bank Regulator (i) asserting that Tompkins or any Tompkins Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Tompkins or any Tompkins Subsidiary; (iii) requiring or threatening to require Tompkins or any Tompkins Subsidiary, or indicating that Tompkins or any Tompkins Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Tompkins or any Tompkins Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Tompkins or any Tompkins Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Tompkins Regulatory Agreement”). Neither Tompkins nor any Tompkins Subsidiary has consented to or entered into any currently effective Tompkins Regulatory Agreement.

(d)                                 Since the enactment of the Sarbanes-Oxley Act, Tompkins has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Amex.

5.10.                        Securities Documents.

(a)                                  Tompkins has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since January 1, 2009 (the “Tompkins SEC Reports”).  As of their respective dates of filing with the SEC (or, if amended, restated or superseded by a subsequent filing prior to the date hereof, as of the date of each amended, restated or subsequent filing), the Tompkins SEC Reports complied, in all materials respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Tompkins SEC Reports.  No executive officer of Tompkins has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and, to the knowledge of Tompkins, no enforcement action has been initiated against Tompkins by the SEC relating to disclosures in any Tompkins SEC Report.

(b)                                 Tompkins and each of the Tompkins Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Tompkins and the Tompkins Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of Tompkins, threatened an investigation into the business or operations of Tompkins or any of the Tompkins Subsidiaries since January 1, 2008.

5.11.                        Required Vote.  If Tompkins shareholder approval is required by Amex, the affirmative vote of a majority of the votes cast at the Tompkins Shareholder Meeting at which a quorum is present is required to approve this Agreement and the Merger under Tompkins’s certificate of incorporation and Amex rules and regulations.

5.12.                        Brokers, Finders and Financial Advisors.  Neither Tompkins nor any Tompkins Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Macquarie Capital (USA), Inc. and the fee payable pursuant thereto.

5.13.                        Tompkins Common Stock.  The shares of Tompkins Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.14.                        Tompkins Information Supplied.  The information relating to Tompkins and any Tompkins Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Tompkins with respect to statements made or incorporated by reference therein based on information supplied by VIST specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI.
COVENANTS OF VIST

6.1.                              Conduct of Business.

(a)                                  Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Tompkins, VIST will, and it will cause each VIST Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement

(b)                                 VIST agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Tompkins in writing it will not, and it will cause each VIST Subsidiary not to:

(i)                                     change or waive any provision of its articles of incorporation or bylaws, except as required by law, appoint a new director to the board of directors, or allow dissenters rights to its stockholders as authorized by Pennsylvania law;

(ii)                                  change the number of authorized or issued shares of its capital stock, issue any shares of VIST Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the VIST Option Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) VIST may issue shares of VIST Common Stock upon the valid exercise, in accordance with the information set forth in VIST Disclosure Schedule 4.2(a), of presently outstanding VIST Options issued under the VIST Option Plan, and (ii) any VIST Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice, and (iii) VIST may pay its normal quarterly dividend on its preferred stock and its normal quarterly dividend of $0.05 per share with respect to shares of outstanding VIST Common Stock, with record and payment dates consistent with past practice (provided the declaration of the last quarterly dividend on the VIST Common Stock prior to the Effective Time and the payment thereof shall be coordinated with Tompkins so that the holders of VIST Common Stock do not receive dividends on both VIST Common Stock and Tompkins Common Stock or fail to receive a dividend on at least one of the VIST Common Stock or Tompkins Common Stock received in the Merger in respect of such quarter).

(iii)                               enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(iv)                              other than as set forth in VIST Disclosure Schedule 6.1(b)(iv), which sets forth plans previously disclosed to Tompkins, make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v)                                 grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on VIST Disclosure Schedule 4.8(a) and 4.12(a), and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees.  Neither VIST nor any VIST Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that VIST or an VIST Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.  Any bonus or incentive plan adopted, continued or implemented for services performed on or after January 1, 2012 shall be in such form and with such terms as mutually agreed to by VIST (or an VIST Subsidiary) and Tompkins (provided that all such plans in place for 2011 shall operate in accordance with their current terms for the performance period ending December 31, 2011).  Notwithstanding the previous sentence, VIST may continue to administer such bonus and incentive programs and arrangements as have been disclosed pursuant to this Agreement through the Effective Time, with such equitable modifications (including proration of bonus and incentive amounts) as may be appropriate to take into account the circumstances of the Merger, the timing thereof and the restrictions imposed in this Agreement; provided, however, that (i) aggregate payments and grants under VIST bonus and incentive plans for the period beginning January 1, 2012 and ending on the Effective Date shall not exceed the amount set forth on VIST Disclosure Schedule 6.1(b)(v), (ii) such bonuses shall be allocated reasonably among VIST employees and in accordance with past practices, and (iii) VIST shall notify Tompkins ten (10) business days prior to making, or communicating to VIST employees, any bonus or incentive grants following the date of this

Agreement, which notice shall include reasonable detail as to the proposed recipients, amount, terms, and type of such bonus or incentive grant.

(vi)                              enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii)                           merge or consolidate VIST or any VIST Subsidiary with any other entity ; sell or lease all or any substantial portion of the assets or business of VIST or any VIST Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between VIST, or any VIST Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any VIST Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii)                        sell or otherwise dispose of the capital stock of VIST or sell or otherwise dispose of any asset of VIST or of any VIST Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of VIST or of any VIST Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice; negotiate or consummate a settlement with the FDIC in respect of the Loss Share Agreement;

(ix)                                voluntarily take any action which would result in any of the representations and warranties of VIST or VIST Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(x)                                   change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating VIST or VIST Bank;

(xi)                                waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which VIST or any VIST Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(xii)                             purchase any equity securities, or purchase any securities other than securities (i) rated “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount of not more than $5,000,000, (iii) with a weighted average life of not more than two years and (iv) otherwise in the ordinary course of business consistent with past practice;

(xiii)                          amend or otherwise modify any underwriting and other lending guidelines and policies in effect as of the date of this Agreement or otherwise fail to conduct its lending activities in the ordinary course of business consistent with such guidelines and policies and in accordance with past practice;

(xiv)                         except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the VIST Disclosure Schedule 6.1(b)(xiv), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $3.5 million for a commercial real estate loan or $3.5 million for a commercial business loan, or in excess of $500,000 for a residential loan. In addition, the prior approval of Tompkins is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $1.5 million or greater to any borrower or group of affiliated borrowers whose credit exposure with VIST Bank, VIST or any VIST Subsidiary, in the aggregate, exceeds $7.5 million prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $100,000 to any person residing, or any property located, outside of the Commonwealth of Pennsylvania;

(xv)                            enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(xvi)                         enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xvii)                      except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(xviii)                   make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(xix)                           except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any VIST Compensation and Benefit Plan;

(xx)                              make any capital expenditures in excess of $100,000 individually or $300,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(xxi)                           purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxii)                        undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by VIST or VIST Bank of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(xxiii)                     pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that VIST may charge-off through settlement, compromise or discharge up to 7% of the outstanding principle balance of any VIST Delinquent Loan;

(xxiv)                    foreclose upon or take a deed or title to any commercial real estate without (i) Tompkins’s written consent, and (ii) first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxv)                       purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxvi)                    issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Tompkins and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Tompkins or issue any broadly distributed communication of a general nature to customers without the prior approval of Tompkins (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(xxvii)                 agree to do any of the foregoing.

6.2.                              Current Information.

(a)                                  During the period from the date of this Agreement to the Effective Time, VIST will cause one or more of its representatives to confer with representatives of Tompkins and report the general status of its ongoing operations at such times as Tompkins may reasonably request.  VIST will promptly notify Tompkins of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving VIST or any VIST Subsidiary.  Without limiting the foregoing, senior officers of Tompkins and VIST shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of VIST and VIST Subsidiaries, in accordance with applicable law, and VIST shall give due consideration to Tompkins’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Tompkins nor any Tompkins Subsidiary shall under any circumstance be permitted to exercise control of VIST or any VIST Subsidiary prior to the Effective Time.

(b)                                 VIST shall promptly inform Tompkins upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of VIST or any VIST Subsidiary under any labor or employment law.

6.3.                              Access to Properties and Records.  Subject to Section 12.1 hereof, VIST shall permit Tompkins reasonable access during normal business hours upon reasonable notice to its properties and those of the VIST Subsidiaries, and shall disclose and make available to Tompkins during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter VIST reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Tompkins may have a reasonable interest; provided, however, that VIST shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.  VIST shall provide and shall request its auditors to provide Tompkins with such historical financial information regarding it (and related audit reports and consents) as Tompkins may reasonably request for securities disclosure purposes.  Tompkins shall use commercially reasonable efforts to minimize any interference with VIST’s regular business operations during any such access to VIST’s property, books and records.  VIST shall permit Tompkins, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each Branch at any time prior to the Closing Date; provided, however, that Tompkins shall have the right to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is within the scope of additional testing recommended by the “phase I environmental audit” to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by The American Society for Testing Materials) that was discovered in the “phase I environmental audit” and provided that as to any “phase II environmental audits” performed at a Branch which VIST Bank leases, the landlord pursuant to the applicable lease has consented to such “phase II environmental audit” if such consent is necessary pursuant to the lease.  VIST Bank will use its commercially reasonable efforts (at no cost to VIST Bank) to obtain such landlord consent.  Prior to performing any “phase II environmental audits,” Tompkins will provide VIST with a copy of its proposed work plan and Tompkins will cooperate in good faith with VIST to address any comments or suggestions made by VIST regarding the work plan.  Tompkins and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with VIST’s operation of its business, and Tompkins shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder.  Tompkins shall be required to restore each Owned Real Property to substantially its pre-assessment condition.  All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up, shall be borne solely by Tompkins.  Tompkins shall indemnify, defend and hold VIST and the VIST Subsidiaries and its and their respective officers, directors, managers, partners and employees (collectively, “Environmental Indemnitees”), harmless from and against all claims, liabilities, damages, demands, lawsuits, causes of action, strict liability claims, penalties, fines, administrative law actions and orders, expenses (including, but not limited to, reasonable attorneys’ fees), and costs of every kind and character (collectively, “Environmental Claims/Liabilities”) arising out of or resulting from the acts or omissions of Tompkins or its employees, agents and/or contractors (collectively, the “Tompkins Group”) while conducting the environmental assessments at any Branch or related to any of the environmental assessment activities performed in or on the Branch by the Tompkins Group, including, without limitation, Environmental Claims/Liabilities relating to personal injuries, bodily injuries, death, damage to or loss of property or goods, or damage to the environment, except to the extent such Environmental Claims/Liabilities are caused by the negligence or willful misconduct of any Environmental Indemnitee.

6.4.                              Financial and Other Statements.

(a)                                  Promptly upon receipt thereof, VIST will furnish to Tompkins copies of each annual, interim or special audit of the books of VIST and the VIST Subsidiaries made by its independent auditors and copies of all internal control reports submitted to VIST by such auditors in connection with each annual, interim or special audit of the books of VIST and the VIST Subsidiaries made by such auditors.

(b)                                 As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, VIST will deliver to Tompkins the VIST SEC Reports.  VIST will furnish to Tompkins copies of all documents, statements and reports as it or any VIST Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.  Within 25 days after the end of each month, VIST will deliver to Tompkins a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)                                  VIST will advise Tompkins promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of VIST or any of the VIST Subsidiaries.

(d)                                 With reasonable promptness, VIST will furnish to Tompkins such additional financial data that VIST possesses and as Tompkins may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.                              Maintenance of Insurance.  VIST shall maintain, and cause each VIST Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

6.6.                              Disclosure Supplements.  From time to time prior to the Effective Time, VIST will promptly supplement or amend the VIST Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such VIST Disclosure Schedule or which is necessary to correct any information in such VIST Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such VIST Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.                              Reasonable Best Efforts.  Subject to the terms and conditions herein provided, VIST agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.8.                              Failure to Fulfill Conditions.  In the event that VIST determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Tompkins.

6.9.                              TARP Purchase.  VIST will use its reasonable efforts to cause or facilitate the TARP Purchase in accordance with Section 3.3 hereof.  VIST shall provide, and shall cause the VIST Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Tompkins in connection with such repurchase or redemption, including by (i) furnishing all information concerning VIST and the VIST Subsidiaries that Tompkins or any applicable Governmental Entity may request in connection with such repurchase or redemption or with respect to the effects of such repurchase on Tompkins or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Tompkins deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof, and (iii) entering into any agreement with U.S. Treasury as may be necessary to effect the repurchase or redemption and as Tompkins may reasonably request. In no event shall VIST agree to any final purchase price with respect to the purchase of the TARP Warrants without the prior approval of Tompkins, which approval shall not be unreasonably withheld.  Prior to and at the Closing, Tompkins shall take such actions as may be required for Closing in connection with the VIST Series A Preferred Stock and/or the TARP Warrants.

6.10.                        FDIC Loss Share Agreement.  VIST will use its reasonable efforts to cause or facilitate the FDIC to consent to the assignment by merger of the FDIC Loss Share Agreement, on terms satisfactory to Tompkins, provided, however, that in the sole discretion of Tompkins, and in lieu of any assignment, the FDIC Loss Share Agreement may be terminated upon terms and conditions acceptable to Tompkins.

6.11.                        Statutory Trusts.  VIST will use its reasonable efforts to cause or facilitate all trustees of the Trusts to consent to the succession of Tompkins to all of the indentures related to the debentures issued by VIST in connection with the trust-preferred securities of the Trusts.

6.12.                        Key Persons.  VIST will use its reasonable efforts to cause or facilitate all of the Key Persons, listed on Schedule 6.12 hereto, to enter into agreements of employment on terms and conditions satisfactory to Tompkins.

6.13.                        Consents and Approvals of Third Parties.  VIST shall use all commercially reasonable efforts to obtain as soon as practicable all other consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.14.                        No Solicitation.

(a)                                  VIST shall not, and shall cause the VIST Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Tompkins) any information or data with respect to VIST or any of the VIST Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which VIST is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.  Any violation of the foregoing restrictions by VIST or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of VIST or otherwise, shall be deemed to be a breach of this Agreement by VIST.  VIST and the VIST Subsidiaries shall, and shall cause each of VIST’s Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b)                                 For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Tompkins), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.  For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving VIST or any of the VIST Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of VIST or any of the VIST Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of VIST and the VIST Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of VIST or any of the VIST Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of VIST or any of the VIST Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(c)                                  Notwithstanding Section 6.14(a), VIST may take any of the actions described in clause (ii) of Section 6.14(a) if, but only if, (i) VIST has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.14; (ii) the VIST Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) VIST has provided Tompkins with at least one business day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to VIST or any of the VIST Subsidiaries or otherwise relating to an Acquisition Proposal, VIST receives from such Person a confidentiality agreement with terms no less favorable to VIST than those contained in the Confidentiality Agreement. VIST shall promptly provide to Tompkins any non-public information regarding VIST or any VIST Subsidiary provided to any other Person that was not previously provided to Tompkins, such additional information to be provided no later than the date of provision of such information to such other party.

(d)                                 For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the VIST Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of VIST Common Stock or all, or substantially all, of the assets of VIST and the VIST Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of VIST Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to VIST’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to VIST’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(e)                                  VIST shall promptly (and in any event within twenty-four (24) hours) notify Tompkins in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, VIST or any VIST Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.  VIST agrees that it shall keep Tompkins informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(f)                                    Neither the VIST Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Tompkins in connection with the transactions contemplated by this Agreement (including the Merger), the VIST Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with VIST Shareholders Meeting or otherwise, inconsistent with the VIST Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the VIST Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause VIST or any of the VIST Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.14(c)) or (B) requiring VIST to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(g)                                 Notwithstanding Section 6.14(f) above, prior to the date of VIST Shareholders Meeting, the VIST Board may approve or recommend to the shareholders of VIST a Superior Proposal and withdraw, qualify or modify the VIST Recommendation in connection therewith (a “VIST Subsequent Determination”) after the third business day following Tompkins’s receipt of a notice (the “Notice of Superior Proposal”) from VIST advising Tompkins that the VIST Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.14) constitutes a Superior Proposal (it being understood that VIST shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that VIST proposes to accept and the subsequent notice period shall be two business days) if, but only if, (i) the VIST Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to VIST’s shareholders under applicable law, and (ii) at the end of such three business day period or the two (2) business day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Tompkins since its receipt of such Notice of Superior Proposal (provided, however, that Tompkins shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), VIST Board has again in good faith made the determination (A) in clause (i) of this Section 6.14(g) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the VIST Recommendation or the making of a VIST Subsequent Determination by the VIST Board shall not change the approval of the VIST Board for purposes of causing any takeover laws to be inapplicable to this Agreement and the VIST Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(h)                                 Nothing contained in this Section 6.14 shall prohibit VIST or the VIST Board from complying with VIST’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or other disclosure requirements under applicable law or the rules and regulations of Nasdaq; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in VIST Recommendation unless VIST Board reaffirms VIST Recommendation in such disclosure.

6.15.                        Reserves and Merger-Related Costs.  VIST agrees to consult with Tompkins with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  Tompkins and VIST shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Tompkins shall reasonably request and which are not inconsistent with GAAP, provided that (i) no such actions need be effected until Tompkins shall have irrevocably certified to VIST that all conditions set forth in Article IX to the obligation of Tompkins to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived, and (ii) the effect of any such actions shall not be included in calculating VIST Delinquent Loans.

6.16.                        Board of Directors and Committee Meetings.  VIST and VIST Bank shall permit representatives of Tompkins (no more than two) to attend any meeting of the Board of Directors of VIST and/or VIST Bank or the executive and loan committees thereof as an observer, provided that neither VIST nor VIST Bank shall be required to permit the Tompkins representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of VIST or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Tompkins’s participation.

6.17.                        Section 16 of Exchange Act. Prior to the Effective Time, Tompkins and VIST shall take all such steps as may be required to cause any acquisitions of Tompkins equity securities (including derivative securities with respect to any Tompkins equity securities) and dispositions of VIST equity securities (including derivative securities with respect to any VIST equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Tompkins or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to VIST, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18.                        Termination of VIST Employee Stock Purchase Plan. Following the end of the Offering Period (as defined in VIST’s Employee Stock Purchase Plan (the “VIST ESPP”)) in effect as of the date hereof, no additional payroll deductions (or other contributions) shall be made pursuant to the ESPP.  After the date hereof, no participant (as defined in the ESPP) shall be permitted to increase the rate of his or her payroll deduction relating to the ESPP above the rate in effect as of the date hereof (or such lesser rate as may be reduced by the participant following the date hereof).  The rights of participants in the ESPP with respect to any Offering Period currently underway under the ESPP shall be determined by treating the last business day of the current Offering Period as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP.  As of the Effective Time, the ESPP shall be terminated.

ARTICLE VII.
COVENANTS OF TOMPKINS

7.1.                              Financial and Other Information.

(a)                                  Promptly upon request by VIST, Tompkins will make available its annual, interim or special audit of the books of Tompkins and the Tompkins Subsidiaries made by its independent auditors and, upon request, copies of all internal control reports submitted to Tompkins by such auditors in connection with each annual, interim or special audit of the books of Tompkins and the Tompkins Subsidiaries made by such auditors.

(b)                                             Promptly upon request by VIST, Tompkins will make available to VIST its Tompkins SEC Reports.  Promptly upon request by VIST, Tompkins will furnish to VIST copies of all documents, statements and reports as it or any Tompkins Subsidiary shall send to its shareholders, the FDIC, the FRB, the NYDFS or any other regulatory authority, except as legally prohibited thereby.

(c)                                              Tompkins will advise VIST promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Tompkins or any of the Tompkins Subsidiaries.

7.2.                              Consents and Approvals of Third Parties.  Tompkins shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.3.                              All Reasonable Efforts.  Subject to the terms and conditions herein provided, Tompkins agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.4.                              Failure to Fulfill Conditions.  In the event that Tompkins determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify VIST.

7.5.                              Employee Benefits.

(a)                                  Tompkins will determine, in its sole discretion, whether to maintain, terminate or continue any and all VIST Compensation and Benefit Plans.  In the event employee, compensation and/or benefits as currently provided by VIST or any VIST Subsidiary are changed or terminated by Tompkins, in whole or in part, Tompkins shall provide employees of

VIST or any VIST Subsidiary who continue employment with Tompkins or an Tompkins Subsidiary with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Tompkins or applicable Tompkins Subsidiary (as of the date any such compensation or benefit is provided).  Employees of VIST or any VIST Subsidiary who become participants in any Tompkins compensation and benefit plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of VIST or VIST Bank or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the Tompkins Defined Contribution Retirement Plan, the Tompkins Employee Stock Ownership Plan, and the profit-sharing component of the Tompkins Investment & Stock Ownership Plan, and provided further, that credit for benefit accrual purposes will be given only for purposes of Tompkins vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of Tompkins. This Agreement shall not be construed to limit the ability of Tompkins or any Tompkins Subsidiary to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b)                                 Tompkins shall honor the terms of all employment, consulting and change in control agreements set forth on VIST Disclosure Schedule 4.12(a).

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, after the Closing Date, Tompkins shall amend the VIST 401(k)  plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible VIST employees in the applicable Tompkins 401(k) plan.  Following such action, Tompkins will continue to maintain the individual participant accounts under the VIST 401(k) plan until such time as the VIST 401(k) plan is merged with and into the applicable Tompkins 401(k) plan in accordance with the requirements of Code Section 414(1).

7.6.                              Directors and Officers Indemnification and Insurance.

(a)                                  For a period of six years after the Effective Time, Tompkins shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of VIST or an VIST Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Tompkins, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of VIST or an VIST Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by VIST under the PCBL and under VIST’s articles of incorporation and bylaws. Tompkins shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by VIST under the PCBL and under VIST’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.6(a) upon learning of any Claim, shall notify Tompkins and shall deliver to Tompkins the undertaking referred to in the previous section; provided that the failure to so notify shall not affect the obligations of Tompkins under this section except to the extent such failure to notify materially prejudices Tompkins..

(b)                                 In the event that either Tompkins or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Tompkins shall assume the obligations set forth in this Section 7.6.

(c)                                  Tompkins shall maintain, in effect for six (6) years following the Effective Time, VIST’s current directors’ and officers’ liability insurance policies covering the officers and directors of VIST (provided, that Tompkins may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Tompkins be required to expend annually pursuant to this Section 7.6 more than $180,000 with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage, or to procure the tail policy described below, exceeds the Maximum Amount, Tompkins shall maintain, or shall purchase a six-year tail policy for, the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount.  In connection with the foregoing, VIST agrees in order for Tompkins to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.  In lieu of the foregoing, Tompkins may satisfy its obligations pursuant to this Section 7.6 by purchasing, subject to the Maximum Amount, a tail policy providing for coverage which contains terms and conditions which are not materially less favorable than VIST’s current directors’ and officers’ liability insurance policies.

(d)                                 The obligations of Tompkins provided under this Section 7.6 are intended to be enforceable against Tompkins directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Tompkins.

7.7.                              Stock Listing.  Tompkins agrees to list on the Amex (or such other national securities exchange on which the shares of the Tompkins Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Tompkins Common Stock to be issued in the Merger.

7.8.                              Stock and Cash Reserve.  Tompkins agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.9.                              TARP Purchase.  Tompkins shall use its reasonable efforts to cause or facilitate the TARP Purchase in accordance with Section 3.3 hereof.  Prior to and at the Closing, Tompkins shall take such actions as may be required for Closing in connection with the purchase or redemption of the VIST Series A Preferred Stock and/or the TARP Warrants.

7.10.                        Director and Employee Retention Matters.

(a)                                  Tompkins will increase the size of the Tompkins Board of Directors as necessary and will fill vacancies on the Board of Directors by appointing two individuals, at the Effective Time, to the Tompkins Board of Directors from the current Board of Directors of VIST.  Such directors shall be mutually identified by Tompkins and VIST, and shall be persons who meet the director qualifications of Tompkins as determined by Tompkins.  Two members of the current VIST Board of Directors — which persons may or may not be those selected to fill the vacancies described above — shall be nominated for election at the first annual meeting of Tompkins following the Effective Date; provided, however, that such nominees must meet the director qualifications of Tompkins as determined by Tompkins.

(b)                                 Upon or as soon as practicable following the execution of this Agreement, Tompkins will enter into retention incentive agreements with the individuals, and in the amounts, identified in Schedule 7.10.  Prior to the Effective Time, Tompkins and VIST shall cooperate to develop, implement and communicate to other key employees of VIST and its Subsidiaries a retention program designed to retain the services of such key employees through the Effective Time and thereafter until one hundred eighty (180) days following the Closing Date or such other time as Tompkins may determine consistent with its business needs.

(c)                                  Tompkins will honor the contractual rights to which certain VIST employees are entitled under their respective written employment, severance, or change-in-control agreements, as disclosed in the VIST Disclosure Schedule (the “Covered Employees”).  With respect to VIST employees, other than the Covered Employees, Tompkins will honor the severance policies of VIST, as the same existed during fiscal 2011 and as described on Schedule 7.10(c).

7.11.                        Section 16 of Exchange Act.  Prior to the Effective Time, Tompkins and VIST shall take all such steps as may be required to cause any acquisitions of Tompkins equity securities (including derivative securities with respect to any Tompkins equity securities) and dispositions of VIST equity securities (including derivative securities with respect to any VIST equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Tompkins or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to VIST, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.12.                        Coordination of Dividends.  After the date of this Agreement each of VIST and Tompkins shall coordinate with the other the declaration of any dividends in respect of the VIST

Common Stock and Tompkins Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of VIST Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of VIST Common Stock and any shares of Tompkins Common Stock any holder of VIST Common Stock receives in exchange therefor in the Merger.

7.13.                        Dividend Reinvestment.  VIST shall take all such necessary action to suspend the acceptance of dividends and other contributions of participants in the VIST Dividend Reinvestment Plan (“DRIP”) effective promptly after the date of this Agreement (taking into account any VIST dividends that have been declared but not yet paid as of the date hereof).  In addition, prior to the Effective Time, VIST shall take such action as is necessary to terminate the DRIP and shall distribute all shares of VIST Common Stock and the value of all cash held in participant’s plan accounts in accordance with the terms of the DRIP.

7.14.                        VIST Bank. For a period of two (2) years from the Effective Time (the “Transition Time”), Tompkins agrees to continue to operate VIST Bank as a separate banking subsidiary of Tompkins under a name which includes the word “VIST,” provided that nothing herein shall prohibit Tompkins from including in the name or otherwise words or phrases that disclose the affiliation between VIST Bank and Tompkins.   Tompkins, as sole shareholder of VIST Bank following the Effective Time, shall initially nominate and elect to the Board of Directors of VIST Bank at least five (5) persons selected from the current Board of Directors of VIST; provided, however, that such persons must meet the director qualifications of Tompkins as determined by Tompkins.

ARTICLE VIII.
REGULATORY AND OTHER MATTERS

8.1.                              VIST Shareholders Meeting.  VIST will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “VIST Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in VIST’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.14, the VIST Board of Directors shall recommend approval of this Agreement to the VIST shareholders (the “VIST Recommendation”).

8.2.                              Tompkins Shareholders Meeting.  If Tompkins shareholder approval is required by Amex, Tompkins will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Tompkins Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Tompkins’s reasonable judgment, necessary or desirable, and (ii) the Board of Directors of Tompkins shall recommend approval of this Agreement to the Tompkins shareholders.

8.3.                              Proxy Statement-Prospectus.

(a)                                  For the purposes (x) of registering Tompkins Common Stock to be offered to holders of VIST Common Stock in connection with the Merger with the SEC under the

Securities Act and (y) of holding the VIST Shareholders Meeting, Tompkins shall draft and prepare, and VIST shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the VIST shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Tompkins shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of Tompkins and VIST shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of VIST and Tompkins shall thereafter promptly mail the Proxy Statement-Prospectus to the VIST shareholders.  Tompkins shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and VIST shall furnish all information concerning VIST and the holders of VIST Common Stock as may be reasonably requested in connection with any such action.

(b)                                 VIST shall provide Tompkins with any information concerning itself that Tompkins may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Tompkins shall notify VIST promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to VIST promptly copies of all correspondence between Tompkins or any of their representatives and the SEC.  Tompkins shall give VIST and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give VIST and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of Tompkins and VIST agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to (i) the holders of VIST Common Stock entitled to vote at the VIST Shareholders Meeting and (ii) the holders of Tompkins Common Stock entitled to vote at the Tompkins Shareholders Meeting, if Tompkins shareholder approval is required by Amex, at the earliest practicable time.

(c)                                  VIST and Tompkins shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, VIST shall cooperate with Tompkins in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Tompkins shall file an amended Merger Registration Statement with the SEC, and VIST shall mail an amended Proxy Statement-Prospectus to the VIST shareholders.  If requested by Tompkins, VIST shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding VIST, in form and substance that is customary in transactions such as the Merger.

8.4.                              Regulatory Approvals.  Each of VIST and Tompkins will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.  VIST and Tompkins will set up a schedule pursuant to which they will communicate with each other, advise each other and their respective counsel about any significant developments with respect to the Merger and furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of VIST and/or Tompkins to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement.  VIST shall have the right to review and approve in advance all characterizations of the information relating to VIST and any of the VIST Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.  For purposes of the preceding sentence, it is contemplated that the parties and/or their respective counsel shall have a conference call not less than bi-weekly from the date of this Agreement until the Effective Time of the Merger.  Tompkins shall give VIST and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give VIST and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

8.5.                              Coordination of Dividends.  After the date of this Agreement each of VIST and Tompkins shall coordinate with the other the declaration of any dividends in respect of the VIST Common Stock and Tompkins Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of VIST Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of VIST Common Stock and any shares of Tompkins Common Stock any holder of VIST Common Stock receives in exchange therefor in the Merger.

ARTICLE IX.
CLOSING CONDITIONS

9.1.                              Conditions of Each Party’s Obligations under this Agreement.  The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)                                  VIST Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of VIST (the “VIST Shareholder Approval”).

(b)                                 Tompkins Shareholder Approval.  If Tompkins shareholder approval is required by Amex, this Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Tompkins.

(c)                                  TARP Purchase.  The TARP Purchase shall have occurred prior to Closing  and any and all restrictions, limitations or conditions associated with VIST’s participation in the Capital Purchase Program of TARP shall have terminated and shall be of no further force and effect.

(d)                                 Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(e)                                  Regulatory Approvals.  All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Tompkins, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of VIST, VIST Bank and Tompkins or materially impair the value of VIST or VIST Bank to Tompkins.

(f)                                    Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Tompkins Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

(g)                                 Amex Listing.  The shares of Tompkins Common Stock to be issued in the Merger shall have been authorized for listing on Amex, subject to official notice of issuance.

(h)                                 Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Tompkins shall have received an opinion of Harris Beach PLLC, and VIST shall have received an opinion of Stevens and Lee, P.C, each reasonably acceptable in form and substance to Tompkins and VIST, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the tax opinion described in this Section 9.1(h), the law firms may require and rely upon customary representations contained in certificates of officers of Tompkins and VIST and their respective subsidiaries.

9.2.                              Conditions to the Obligations of Tompkins under this Agreement.  The obligations of Tompkins under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

(a)                                  Representations and Warranties of VIST.  Each of the representations and warranties of VIST set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and VIST shall have delivered to Tompkins a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of VIST as of the Effective Time. For purposes of this condition to Closing, no representation or warranty of VIST contained in this Article IV shall be deemed untrue or incorrect, and VIST shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes, solely with respect to any representation or warranty breached when considering references to “materiality” or “material adverse effect” and other than with respect to the representations and warranties in Sections 4.5(a), 4.5(b), 4.8(a), 4.8(d), 4.10, 4.12(a) and 4.12(b), (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.   The foregoing standard shall not apply to representations and warranties contained in Sections 4.1(a), 4.1(b) and 4.1(c), and Sections 4.2, 4.3 and 4.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

(b)                                 Key Persons.  All of the Key Persons shall have all entered into agreements of employment on terms and conditions satisfactory to Tompkins.

(c)                                  Assignment of FDIC Loss Share Agreement.  The FDIC shall have approved the assignment by merger of the FDIC Loss Share Agreement to Tompkins, on terms and conditions satisfactory to Tompkins.

(d)                                 Statutory Trusts.  All trustees of the Trusts shall have consented to the succession of Tompkins to all of the indentures related to the debentures issued by VIST in connection with the trust-preferred securities of the Trusts.

(e)                                  Nasdaq Deregistration.  The VIST Common Stock shall have its listing deregistered with Nasdaq.

(f)                                    Resignations.  Each of the directors of the VIST Subsidiaries shall have submitted their resignation, effective as of the Effective Time.

(g)                                 Agreements and Covenants.  VIST shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Tompkins shall have received a certificate signed on behalf of VIST by the Chief Executive Officer and Chief Financial Officer of VIST to such effect dated as of the Effective Time.

(h)                                 Permits, Authorizations, Etc. VIST shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

VIST will furnish Tompkins with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Tompkins may reasonably request.

9.3.                              Conditions to the Obligations of VIST under this Agreement.  The obligations of VIST under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.3 at or prior to the Closing Date:

(a)                                  Representations and Warranties.  Each of the representations and warranties of Tompkins set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Tompkins shall have delivered to VIST a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Tompkins as of the Effective Time. For the purposes of this condition to Closing, no representation or warranty of Tompkins contained in this Article V shall be deemed untrue or incorrect, and Tompkins shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

(b)                                 Agreements and Covenants.  Tompkins shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and VIST shall have received a certificate signed on behalf of Tompkins by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

(c)                                  Permits, Authorizations, Etc. Tompkins shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d)                                 Payment of Merger Consideration. Tompkins shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide VIST with a certificate evidencing such delivery.

Tompkins will furnish VIST with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as VIST may reasonably request.

ARTICLE X.
CLOSING

10.1.                        Time and Place.  Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Harris Beach PLLC, 99 Garnsey Road, Pittsford, New York 14534 at 10:00 am.

ARTICLE XI.
TERMINATION, AMENDMENT AND WAIVER

11.1.                        Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of VIST:

(a)                                  at any time by the mutual written agreement of Tompkins and VIST;

(b)                                 by the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by VIST) or Section 9.3(a) (in the case of a breach of a representation or warranty by Tompkins);

(c)                                  by the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(g) (in the case of a breach of covenant by VIST) or Section 9.3(b) (in the case of a breach of covenant by Tompkins);

(d)                                 at the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Tompkins and VIST; provided, that no party may terminate this Agreement pursuant to this Section 11.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)                                  by the Board of Directors of either party if the shareholders of VIST shall have voted at the VIST Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(f)                                    by the Board of Directors of either party if the shareholders of Tompkins shall have voted at the Tompkins Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(g)                                 by the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(h)                                 by the Board of Directors of Tompkins if VIST has received a Superior Proposal, and in accordance with Section 6.14 of this Agreement, the Board of Directors of VIST has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Tompkins;

(i)                                     by the Board of Directors of VIST if VIST has received a Superior Proposal, and in accordance with Section 6.14 of this Agreement, the Board of Directors of VIST has made a determination to accept such Superior Proposal;

(j)                                     by the Board of Directors of Tompkins if the aggregate amount of VIST Past Due Loans and Non-Performing Assets exceeds $65,000,000 as of any month end prior to the Closing Date; or,

(k)                                  by the Board of Directors of VIST if the Tompkins Closing Stock Price (as defined below) is less than $32.00, subject to the following. If VIST elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Tompkins within three (3) business days following the Determination Date (as defined below).  For purposes of this Agreement, “Tompkins Closing Stock Price” means the average (rounded to the nearest cent) of the closing price of shares of Tompkins Common Stock on Amex as reported by the Wall Street Journal or, if not reported therein, in another mutually agreed upon reporting source, for each of the ten (10) consecutive trading days ending on the Determination Date.  The “Determination Date” is the date on which all closing conditions set forth in Article 9, except for those conditions set forth in Sections 9.1(h), 9.2(a), 9.2(g), 9.3(a),

9.3(b), and 9.3(d), have been satisfied or waived by the party entitled to enforce such condition.  If Tompkins declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction following the date of this Agreement, the $32.00 share price described above shall be appropriately adjusted for the purposes of applying this section.

11.2.                        Effect of Termination.  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 11.3 and 12.1, 12.2, 12.6, 12.9, 12.10, 12.12 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.3.                        Expenses and Damages.  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(a)                                  Except as provided in Section 11.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)                                 In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

11.4.                        Termination and Expense Reimbursement Fees.

(a)                                              To compensate the parties for entering into this Agreement, taking actions to complete the transactions contemplated hereby, and incurring costs and expenses related thereto and other losses and expenses, Tompkins and VIST agree as follows:

(i)                   if this Agreement is terminated by Tompkins pursuant to Section 11.1(h) or by VIST pursuant to Section 11.1(i), VIST shall pay to Tompkins, and Tompkins shall be entitled to payment of, the Termination Fee (as defined in Section 11.4(b)), which shall be paid by wire transfer of immediately available funds within three (3) business days after written demand therefor;

(ii)                if this Agreement is terminated by Tompkins or VIST pursuant to Section 11.1(e) and prior to such termination any person shall have proposed or publicly announced an Acquisition Proposal, VIST shall, within three (3) business days after written demand therefor, pay Tompkins, by wire transfer of immediately available funds, the Cost and Expense Reimbursement Fee (as defined in Section 11.4(b)) and if an Acquisition Proposal (x) is signed within twelve (12) months of such termination and is thereafter completed or (y) is completed within twelve (12) months of such termination, then in either case, VIST shall upon completion of such transaction pay Tompkins, by wire transfer of immediately available funds within three (3) business days of written demand therefor, the Termination Fee (net of any Cost and Expense Reimbursement Fee previously paid by VIST);

(iii)             if this Agreement is terminated by Tompkins or VIST pursuant to Section 11.1(e), in the absence of the publicly-announced proposal contemplated by Section 11.4(a)(ii),  VIST shall, within three (3) business days after written demand therefor, pay Tompkins, by wire transfer of immediately available funds, the Cost and Expense Reimbursement Fee (as defined in Section 11.4(b));

(iv)            if this Agreement is terminated by Tompkins or VIST pursuant to Section 11.1(b) or 11.1(c), or if this Agreement is terminated by Tompkins pursuant to 11.1(j), the terminating party shall be entitled to receive from the non-terminating party, by wire transfer of immediately available funds within three (3) business days of written demand therefor, the Expense Reimbursement Fee.

(b)                                             For purposes of this Agreement, (i) the Termination Fee shall mean $3,300,000; (ii) the Cost and Reimbursement Fee shall mean $1,500,000; and (iii) the Expense Reimbursement Fee shall mean the lesser of (x) $1,000,000 and (y) the amount of a party’s actual, reasonable and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of the Agreement and undertaking the transactions contemplated by the Agreement (including without limitation all filing fees, counsel fees, accounting and financial advisor fees, and actual costs associated with shareholder solicitation and meeting).

(c)                                  Notwithstanding anything herein contained to the contrary, if VIST pays or causes to be paid the Termination Fee to the extent required by this Section 11.4, VIST shall have no further obligations or liabilities to the other party with respect to this Agreement.

11.5.                        Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of VIST), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of VIST, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to VIST’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII.
MISCELLANEOUS

12.1.                        Confidentiality.  Except as specifically set forth herein, Tompkins and VIST mutually agree to be bound by the terms of the confidentiality agreement dated November 8,

2011 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.                        Public Announcements.  VIST and Tompkins shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither VIST nor Tompkins shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.                        Survival.  All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.                        Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to VIST, to:

VIST Financial Corp.

1240 Broadcasting Road

Wyomissing, PA 19610

ATTN: Robert D. Davis

With required copies (which shall not constitute notice) to:

Stevens & Lee

111 N. 6th Street

Reading, PA 19601

ATTN: David W. Swartz, Esq.

If to Tompkins or Merger Sub, to:

Tompkins Financial Corporation

The Commons

P.O. Box 460

Ithaca, NY 14851

ATTN: Stephen S. Romaine

With required copies (which shall not constitute notice) to:

Harris Beach PLLC

99 Garnsey Road

Rochester, NY 14534

ATTN: Thomas E. Willett, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

12.5.                        Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III and Section 7.6, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.                        Complete Agreement.  This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.                        Counterparts.  This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.                        Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.                        Governing Law.  The laws of the State of New York, without giving effect to its conflicts of law principles that would cause another jurisdiction’s laws to apply, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

12.10.                  Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section.  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.                  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Northern District of New York or in any court of the State of New York sitting in Tompkins County, New York, this being in addition to any other remedy to which they are entitled at law or in equity.

12.12.                  Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Northern District of New York or in any court of the State of New York sitting in Tompkins County, New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Northern District of New York or in any court of the State of New York sitting in Tompkins County, New York.

[Signature page follows.]

IN WITNESS WHEREOF, Tompkins, Merger Sub, and VIST have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

VIST FINANCIAL CORP.

By:	/s/ Robert D. Davis
Robert D. Davis
President and Chief Executive Officer

TOMPKINS FINANCIAL CORPORATION

By:	/s/ Stephen S. Romaine
Stephen S. Romaine
President and Chief Executive Officer

TMP MERGECO. INC.

By:	/s/ Stephen S. Romaine
Stephen S. Romaine
President and Chief Executive Officer

Signature Page – Tompkins/VIST Merger Agreement